Exhibit 10.12

NONQUALIFIED STOCK OPTION EMERGENCE AWARD AGREEMENT

PURSUANT TO THE

AVAYA HOLDINGS CORP. 2017 EQUITY INCENTIVE PLAN

*     *     *     *     *

Participant: James Chirico

Grant Date: December 15, 2017

Grant Number: [Client Grant ID]

Per Share Exercise Price: $19.46

Number of shares of Common Stock subject to this Non-Qualified Stock Option (“Option”): 486,981

*     *     *     *     *

This NON-QUALIFIED STOCK OPTION EMERGENCE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Avaya Holdings Corp., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Avaya Holdings Corp. 2017 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, the Committee has determined under the Plan that it would be in the best interests of the Company to grant the Participant the Option provided herein, subject to the terms and conditions contained herein and in the Plan;

WHEREAS, the Participant and Avaya Inc. are party to that certain Executive Employment Agreement, dated November 13, 2017 and effective as of the Grant Date (the “Employment Agreement”); and

WHEREAS, the Company and the Participant agree that, for purposes of this Agreement, the restrictive covenants set forth in Section 8 of the Employment Agreement (the “Restrictive Covenants”) are incorporated herein by reference in their entirety, as fully as though set forth herein, and this Agreement shall be interpreted and applied consistently with the parties’ intent that the end result should be the same as if the Restrictive Covenants were actually set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms, conditions and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms, conditions and provisions are made a part of and incorporated into this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content and agrees to be bound thereby and hereby. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2. Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, the Option to acquire from the Company at the Per Share Exercise Price specified above, subject to adjustment as provided for in the Plan, on the terms and conditions set forth in this Agreement and otherwise provided for in the Plan, the aggregate number of shares of Common Stock specified above subject to adjustment as provided for in the Plan (the “Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the Option, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting and Exercisability.

(a) General. Except as set forth in Section 3(b), Section 3(c), Section 3(d), Section 3(e), Section 3(f) or Section 3(g), as applicable, the Option shall vest and become exercisable as follows, provided that the Participant has not incurred a Termination of Employment prior to each such vesting date, and provided, further, that there shall be no proportionate or partial vesting in the periods prior to each such vesting date:

Vesting Dates	Percentage of Option
First Anniversary of the Grant Date	33.33%
Last Day of Each Quarter Thereafter	8.33%

Notwithstanding the foregoing, if the number of Option Shares is not evenly divisible, then the portion of the Option represented by any fractional Option Shares shall not vest and the smaller installments shall vest first, and upon vesting of the last installment in accordance with the terms and conditions hereof, 100% of the Option subject to this Award shall be fully vested.

(b) Accelerated Vesting Upon a Qualifying Termination (No Change in Control) – On or Before First Anniversary of Grant Date. In the event the Participant incurs a Termination of Employment on or before the first anniversary of the Grant Date as a result of the Participant’s Termination of Employment by the Company or the Company Entity that is the Participant’s actual employing entity without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability (any such Termination of Employment, a “Qualifying Termination”), and such Qualifying Termination does not occur within the twenty-four (24) month period immediately following a Change in Control (such period, the “CIC Period”), subject to the Participant’s (or the Participant’s estate’s, if applicable) execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and, except in the event of a Termination of Employment due to death, continued compliance with the Restrictive Covenants, the Participant will vest in 75% of the outstanding and unvested portion of the Option upon such Termination of Employment.

(c) Accelerated Vesting Upon a Qualifying Termination (No Change in Control) – After First Anniversary of Grant Date. If the Participant incurs a Qualifying Termination after the first anniversary of the Grant Date and before the last vesting date provided for in Section 3(a), and such Qualifying Termination does not occur within the CIC Period, then in addition to any vesting that has already occurred as of the date of such Termination of Employment, subject to the Participant’s (or the Participant’s estate’s, if applicable) execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and, except in the event of a Termination of Employment due to death, continued compliance with the Restrictive Covenants, the Participant will vest in either: (i) an additional portion of the Option such that the Option is vested with respect to 75% of the total number of Option Shares as of the date of such Termination of Employment, or (ii) a pro-rata portion of the then-current vesting tranche of the Option as provided for under Section 3(a) above, based on the number of days of his employment from the last vesting date (as provided for under Section 3(a) above) prior to the date of such Termination of Employment until the next vesting date (as provided for under Section 3(a) above) following the date of such Termination of Employment, plus the portion of the Option that would have vested pursuant to Section 3(a) above in the first twelve (12) months immediately following the date of such Termination of Employment, whichever of (i) or (ii) results in greater total vesting, and with the applicable vesting effective as of the date of such Termination of Employment. For the avoidance of doubt, the Participant will vest with respect to no less than 75% of the total number of Option Shares granted pursuant to the Option hereunder in connection with such Qualifying Termination.

(d) Accelerated Vesting Upon a Qualifying Termination (Change in Control). In the event the Participant incurs a Qualifying Termination within the CIC Period, subject to the Participant’s (or the Participant’s estate’s, if applicable) execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and, except in the event of a Termination of Employment due to death, continued compliance with the Restrictive Covenants, any outstanding and unvested portion of the Option shall fully vest effective as of the date of such Termination of Employment.

(e) Coordination with Employment Agreement. For the avoidance of doubt, to the extent the Employment Agreement provides for more favorable treatment of the Option granted hereunder, the Participant shall be entitled to such more favorable treatment subject to the terms and conditions of the Employment Agreement.

(f) Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all outstanding portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable immediately following the of tenth (10th) anniversary of the Grant Date (such date, the “Option Expiration Date”).

(g) Forfeiture. Except as otherwise expressly provided for in Section 3(b), Section 3(c), Section 3(d) or Section 3(e), any outstanding and unvested portion of the Option shall be immediately forfeited upon the Participant’s Termination of Employment for any reason. For the avoidance of doubt, in the event that the Participant fails to execute, deliver and not revoke the release of claims provided for in Section 3(b), Section 3(c) or Section 3(d), as applicable, any portion of the Option that remains outstanding and unvested as of the sixtieth (60th) day following the date on which the Qualifying Termination occurs shall be forfeited and cancelled as of such sixtieth (60th) day without consideration therefor. Additionally, in the event of the Participant’s Termination of Employment by the Company or the Company Entity that is the Participant’s actual employing entity for Cause, all outstanding portions of the Option, whether or not vested, shall be forfeited and cancelled without consideration therefor effective as of the date of such Termination of Employment.

4. Exercise Following Termination. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested and non-forfeitable at the time of the Participant’s Termination, shall remain exercisable as follows:

(a) Qualifying Termination. In the event of a Qualifying Termination, the vested portion of the Option, including any portion that vests pursuant to and subject to the terms and conditions of Section 3(b), Section 3(c) or Section 3(d) above or in connection with any additional vesting pursuant to Section 3(e) above, as applicable, shall remain exercisable until the earlier of (i) the later of (A) the first anniversary of the date of such Termination of Employment and (B) the eighteen (18) month anniversary of the Grant Date, and (ii) the Option Expiration Date.

(b) Resignation without Good Reason. In the event of the Participant’s Termination of Employment by the Participant without Good Reason, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination of Employment, and (ii) the Option Expiration Date.

5. Method of Exercise and Payment. Subject to Section 13.4 of the Plan and the terms and conditions of the Plan and this Agreement, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 6.4(d) of the Plan.

6. Non-Transferability. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned, pledged, encumbered or otherwise disposed of or hypothecated in any way by the Participant (or any beneficiary of the Participant who holds the Option as a result of a Transfer by will or by the laws of descent and distribution), other than by testamentary disposition by the Participant or the laws of descent and distribution. Notwithstanding the foregoing, in accordance with Section 6.4(e) of the Plan, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. Any suit, action or proceeding with respect to this Agreement shall be governed by Section 13.9 of the Plan.

8. Entire Agreement; Amendment. This Agreement, together with the Plan and the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9. Notices; Electronic Delivery and Acceptance. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future Options that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting this Option Award, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10. No Right to Employment or Service. Any questions as to whether and when there has been a Termination of Employment and the cause of such Termination of Employment shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

11. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

12. Compliance with Laws. The grant of the Option (and the issuance of the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to grant the Option or issue any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the issuance of any Option Shares, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

13. Binding Agreement. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.

14. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

16. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

17. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

18. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation.

19. Acceptance of Agreement. Notwithstanding anything herein to the contrary, in order for this Award to become effective, the Participant must acknowledge acceptance of this Agreement no later than the sixtieth (60th) day following the Grant Date (the “Final Acceptance Date”). If the Participant’s acceptance of this Agreement does not occur by the Final Acceptance Date, then the entire Award will be forfeited and cancelled without any consideration therefor, except as otherwise determined in the Committee’s sole and absolute discretion.

20. No Waiver. No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

21. No Rights as a Stockholder. The Participant’s interest in the Option shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the shares of Common Stock unless and until such shares have been issued to the Participant upon exercise in accordance with Section 4.

22. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [●].

AVAYA HOLDINGS CORP.

By:
Name:	Patrick J. O’Malley, III
Title:	Senior Vice President and Chief Financial Officer

PARTICIPANT

[To be executed electronically.]